Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of October 1, 2025, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Michael Lisman (the “Executive”).

RECITALS:

WHEREAS, the Executive is a party to an Amended and Restated Employment Agreement with the Company dated as of July 23, 2023 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive would like to continue the Executive’s employment with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Certain Definitions.

(a)“Annual Base Salary” shall mean $1,250,000 for the period commencing on the Effective Date through December 31, 2026, $1,450,000 per annum for calendar year 2027, $1,650,000 for calendar year 2028, $1,720,000 for calendar year 2029, and $1,800,000 for calendar year 2030, or such higher amount as determined by the Compensation Committee.

(b)“Black Scholes Value” shall have the meaning set forth in Section 4(d).

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Cash Election” shall have the meaning set forth in Section 4(c).

(e)“Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board which specifically references this Section 1(e)(i), substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or (iii) the Executive’s conviction of, or pleading “guilty” or “no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.

(g)“Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.

(j)“Compensation Recovery Policy” shall have the meaning set forth in Section 23.

(k)“Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.

(l)“Disability” shall mean the inability of the Executive to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.

(m)“Effective Date” shall mean October 1, 2025.

(n)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)“Executive” shall have the meaning set forth in the preamble hereto.

(p)“Fair Market Value” of Common Stock shall mean, as of any date, the closing price of the Common Stock on the New York Stock Exchange or any other exchange on which the Common Stock is traded on the trading day immediately preceding such date.

(q)“Good Reason” shall mean the occurrence of any of the following: (i) a material diminution or change in the Executive’s title, position, duties or responsibilities (including reporting responsibilities), without his prior written consent, (ii) the Company requires the Executive, without his prior written consent, to be based at an office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, (iii) any material breach of this Agreement by the Company, or (iv) there is a reduction of the Executive’s aggregate compensation (including bonus opportunities), or a change in Executive’s benefits such that following such change, Executive’s benefits are not substantially comparable to those to which he was entitled immediately prior to such change, in each case without his prior written consent or as contemplated by this Agreement.

(r)“Monthly COBRA Coverage Continuation Rate” shall have the meaning set forth in Section 6(a).

(s)“Notice of Termination” shall have the meaning set forth in Section 5(b).

(t)“Payment Period” shall have the meaning set forth in Section 6(b).

(u)“Prior Employment Agreement” shall have the meaning set forth in the Recitals.

(v)“Retirement” shall mean Executive’s retirement from the Company at a time when his years of continuous employment with or service to the Company or any subsidiary of the Company is equal to or exceeds 10 years and a combination of Executive’s age in years at the time of his retirement and total years of service equals at least 70 (and the Company at such time does not have grounds to terminate Executive’s employment or service for Cause). .

(w)“Term” shall have the meaning set forth in Section 2.

2.    Employment. The Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on September 30, 2030 unless earlier terminated as provided in Section 5.

3. Position and Duties. During the Term, the Executive shall serve as President and Chief Executive Officer of each of the Company and its subsidiary, TransDigm, Inc., with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. During the Term, the Executive shall devote full working time and efforts to the business and affairs of the Company, consistent with completion of his job duties as Chief Executive Officer to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his personal or family investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.

4.    Compensation and Related Matters.

(a)Annual Base Salary. During the Term, in lieu of a base salary, the Executive shall receive a grant of options each year equal to: (i) (A) the applicable Annual Base Salary, minus (B) $1,000 (one thousand dollars) (which will be paid by Company to the Executive in cash in accordance with the Company’s normal payroll practices), times (ii) 1.375. The options will be granted prior to December 31 of the previous year (it being understood that the grant in 2025 will account for the period from October 1, 2025 through December 31, 2026). The number of options to be granted pursuant to this Section 4(a) will be calculated in accordance with the Black Scholes Value described in Section 4(d), and will be eligible to vest 80% at the end of the fiscal year in which the options were granted and 20% at the end of the first fiscal year following the date of grant (i.e., a grant in November 2025 would be eligible to vest 80% on September 30, 2026 and 20% on September 30, 2027). In the event that the amounts in clause (B) above are insufficient for the Executive to pay for his elected health, vision and dental benefits, plus associated taxes, the Company and the Executive will adjust the foregoing amounts. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as follows: for a termination in the fiscal year of grant, 0% of the options will continue to vest, for a termination in the fiscal year following the date of grant, 80% of the remaining unvested options will continue to vest and for a termination in the second fiscal year following the date of grant, 100% of the remaining unvested options will continue to vest.

(b)Bonus. Commencing with fiscal year 2026, the Executive shall be eligible to participate in the Company’s annual cash short-term incentive plan in accordance with the terms and provisions applicable to other senior executives of the Company, which shall be consistent with the Company’s executive short-term incentive policy in effect as of the date hereof. The Executive’s target bonus for fiscal years 2026 and 2027 will be 125% of his Annual Base Salary and for fiscal years 2028 and thereafter will be 150% of his Annual Base Salary or such higher amount as determined by Comp Committee. Notwithstanding the foregoing, in lieu of the cash bonus calculated and paid in accordance with the Company’s executive bonus policy, at the time of determination of the bonus amount each year, the Executive shall receive a grant of options equal to the foregoing amount times 1.375. The number of options to be granted pursuant to this Section 4(b) will be calculated in accordance with the Black Scholes Value described in Section 4(d) and 80% will be immediately vested on the date of grant and 20% will be eligible to vest at the end of the first fiscal year following the date of grant (i.e., 80% of a grant in November 2026 would be immediately vested and 20% would be eligible to vest on September 30, 2027). The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as follows: for a termination in the fiscal year of grant, 80% of the of the remaining unvested options will continue to vest and for a termination in the fiscal year following the date of grant, 100% of the remaining unvested options will continue to vest.

(c)Election to Receive Cash Compensation. Notwithstanding Sections 4(a) and 4(b), the Executive may give notice in writing (the “Cash Election”), not later than September 1 for the upcoming  annual Compensation Committee meeting at which bonus and salaries will be discussed, that the Executive wishes to (i) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing on January 1 of the upcoming calendar year (i.e., commencing with the following calendar year salary and current fiscal year bonus) or (ii) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing immediately (i.e., commencing with the previous fiscal year bonus). For example, if the Compensation Committee meeting is scheduled on November 1, 2027 to discuss fiscal 2027 bonuses and calendar 2028 salaries, the Executive may make an election not later than September 1, 2027 under clause (i) to receive his fiscal 2027 bonus in equity as set forth in Section 4(b) but discontinue all future equity awards for the remainder of the Term under Sections 4(a) and 4(b) or the Executive may make an election not later than September 1, 2027 under clause (ii) to discontinue all future equity awards, including his fiscal 2027 bonus, for the remainder of the Term. No election made pursuant to this Section 4(c) will impact any long-term incentive compensation payable under Section 4(d). Not later than August 1 of each calendar year during the Term, the Company shall notify Executive in writing if the Company is prohibited from making a grant of options contemplated under Section 4(a) or 4(b) (e.g., because there are insufficient shares available under a shareholder-approved equity incentive plan) in respect of the upcoming fiscal year.

(d)Long-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Company’s option plan or any successor plan thereto or any other long-term incentive plan implemented by the Company. Specifically, in the first three months of fiscal 2026 in accordance with the Company’s customary practices and timing, the Company will award to the Executive a number of stock options equal to $41,600,000 divided by the Black Scholes Value. The “Black Scholes Value” shall be an amount derived by using the Black Scholes method of valuing an option to purchase a share of Common Stock using the following assumptions: a current market price equal to the average of the closing prices of the Common Stock for the 45 trading days ending on the second trading day immediately preceding the date of grant, a strike price equal to the closing price of a share of Common Stock on the trading day immediately preceding the grant date, a risk free rate of 4.51%, a volatility of 32.5% and an expected life of six and one-half years. Based on the foregoing, it is understood that the agreed upon assumptions for calculating the Black Scholes Value equal approximately 42.4% of the market price of a share of Common Stock used in calculating the Black Scholes Value. Such options will be eligible to vest 20% per year over five fiscal years in accordance with the Company’s performance vesting criteria.

The Company will award to the Executive, in the first three months of fiscal years 2027 through 2030 in accordance with the Company’s customary practices, performance vesting criteria and timing, a number of stock options equal to: (i) for fiscal year 2027, the number of stock options equal to $23,700,000 divided by the Black Scholes Value, of which a number equal to $9,000,000 divided by the Black Scholes Value will be eligible to vest 20% per year over five fiscal years and a number equal to $14,700,000 divided by the Black Scholes Value will be eligible to vest 50% in the fourth year following the date of grant and 50% in the fifth year following the date of grant; (ii) for fiscal year 2028, the number of stock options equal to $26,000,000 divided by the Black Scholes Value, of which a number equal to $9,000,000 will be eligible to vest 20% per year over five fiscal years and a number equal to $17,000,000 will be eligible to vest 50% in the fourth year following the date of grant and 50% in the fifth year following the date of grant; (iii) for fiscal year 2029, the number of stock options equal to $20,400,000 divided by the Black Scholes Value, of which a number equal to $2,700,000 divided by the Black Scholes Value will be eligible to vest 20% per year over five fiscal years and a number equal to $17,700,000 divided by the Black Scholes Value will be eligible to vest 50% in the fourth year following the date of grant and 50% in the fifth year following the date of grant; and (iv) for fiscal year 2030, the number of stock options equal to $21,200,000 divided by the Black Scholes Value, of which $2,840,000 divided by the Black Scholes Value will be eligible to vest 20% per year over five fiscal years and a number equal to $18,360,000 divided by the Black Scholes Value will be eligible to vest 50% in the fourth year following the date of grant and 50% in the fifth year following the date of grant. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment consistent with Executive’s existing executive option awards. Notwithstanding anything to the contrary contained in any outstanding option agreement to which Executive is a party, any option plan or any applicable plan providing for cash dividend equivalent rights, if an extraordinary dividend is declared on the Common Stock following the date of this Agreement and if the holders of options of the Company generally are entitled to receive dividend equivalent payments with respect thereto, then the exercise price of the Executive’s then-outstanding options shall be reduced by the amount per share of such extraordinary dividend; provided, however, that if as a result of the foregoing reduction, the exercise price would be below zero, then this provision will apply only to the extent the exercise price would be zero and the remainder of any dividend equivalents related to an extraordinary dividend will be paid in cash.

(e)Benefits. During the Term, the Executive shall be entitled to participate in health, vision and dental plans of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans). If the Executive exercises the Cash Election, in addition to the health, vision and dental plans of the Company, the Executive shall be entitled to participate in other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee) hereafter in effect which are applicable to senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).

(f)Expenses. Pursuant to the Company’s historical policies with respect to Executive’s expenses, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.

(g)Vacation Pay. The Executive shall be entitled to an amount of annual vacation days per year, and to compensation in respect of earned but unused vacation days, in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date. Notwithstanding the foregoing, the parties acknowledge that the Executive’s compensation pursuant to Section 4(a) covers all vacation days and the Executive shall not be entitled to any additional payments for unused vacation time at any time, including upon termination of employment.

(h)Stock Retention Guidelines. At all times during the Executive’s continued full-time employment by the Company, the Executive shall hold an aggregate amount of Common Stock and vested in-the-money stock options with a value equal to or greater than

$10,000,000, at least $5,000,000 of which shall constitute Common Stock held by the Executive.

5.    Termination.

(a)The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):

(i)        Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)    Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.

(iii)    Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(iv)    Resignation for Good Reason. The Executive may resign his employment hereunder for Good Reason.

(v)    Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(vi)    Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.

(b)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of Termination for Cause pursuant to Section 5(a)(iii), the Executive shall have the right, if the basis for such Cause is curable, to cure the same within 30 days following the Notice of Termination for Cause, and Cause shall not be deemed to exist if the Executive cures the event giving rise to Cause within such 30-day period. In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the Notice of Termination for Good Reason, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period. A Notice of Resignation for Good Reason by the Executive must be delivered to the Company within 60 days following the event giving rise to Good Reason and the Date of Termination specified in such Notice must be within 30 days of the date such Notice is delivered. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6.    Severance Payments.

(a)Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein. Notwithstanding any provision to the contrary in any outstanding option agreement or in any existing or future equity-based incentive plan of the Company or any award agreement thereunder if the Executive is terminated for Cause, any vested options shall terminate if they are not exercised within the shorter of 30 days following the Date of Termination for Cause (with the 30-day period tolled for any Company-mandated trading black-out period) or 10 years from the date the vested options were granted.

(b)Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Sections 6(c) and (d) and the restrictions contained herein, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement, the Severance Amount is equal to the sum of:

(i)    2.0 times his Annual Base Salary minus an amount equal to the portion of the Annual Base Salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options pursuant to Section 4(a) for the year;

(ii)    2.0 times the greater of (A) the cash amount of the total of all bonuses calculated in accordance with the Company’s executive bonus policy paid (or payable) to

Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g. a transaction related bonus), or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any; and

(iii)     18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverages in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.

The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments over the 24-month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.

Notwithstanding the foregoing, in the event that the Company, in good faith, and based upon clear and compelling written evidence, determines that, at any time during the Payment Period, Executive is in material breach of his obligations under Section 7 hereof, upon written notice to Executive, the Company shall be entitled to suspend payment of the Severance Amount, pending final determination of breach by a court of competent jurisdiction. In the event such court finally determines the occurrence of a material breach, the Company shall be entitled to retain any portion of the Severance Amount then unpaid, and the Company shall have no further obligation with respect thereto. If instead, such court finally determines that no such material breach occurred, upon such determination the Company shall promptly pay Executive the full amount of any portion of the Severance Amount that was not retained by the Company during such suspension of payment, plus an amount of interest equal to the prime rate (as reported in The Wall Street Journal on the date prior to the date of payment) plus two percent (2%), and shall also reimburse Executive for his court costs and attorney fees.

(c)Benefits Provided Upon Termination of Employment. If Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, Executive shall nevertheless be entitled to receive all of the payments and benefits that Executive is entitled to receive under this on account of his termination of employment. However, the payments and benefits that Executive is entitled to under this Agreement shall not be provided to Executive until such time as Executive has incurred a “separation from service” within the meaning of Code Section 409A.

(d)    Specified Employee Status Under Section 409A. Furthermore, notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (as defined by Code Section 409A) at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181 st day after such termination of employment (or, if later, separation from service). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive within the six month period following the date of the Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e. payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations, or (iii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).

7.    Competition; Nonsolicitation.

(a)    During the Term and, following any termination of Executive’s employment for any reason, for a period equal to 24 months from the date of such termination, the Executive shall be subject to the following restrictions:

(i)The Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.

(ii)    The Executive shall not render services to any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that are designed to advise, assist or otherwise enable such person, firm, corporation, partnership or business to acquire the stock of, an interest in, or the assets of, another corporation or business operation that, within the 24 month period preceding the Date of Termination, the Company has actively pursued, or had demonstrable plans to pursue, as an acquisition target.

(c)During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its direct or indirect subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.

(d)In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.    Nondisclosure of Proprietary Information.

(a)Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its direct and indirect subsidiaries, including, without limitation, information with respect to the Company’s and such subsidiaries’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its direct and indirect subsidiaries (and any successor or assignee thereof).

(b)Upon termination of the Executive’s employment with the Company for any reason, the Executive shall, upon the Company’s written request, promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its direct and indirect subsidiaries’ customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

(c)Upon termination of the Executive’s employment with the Company for any reason, and for a period of two years following any termination of the Executive’s employment or consultancy with the Company, the Executive shall not, without the prior written consent of the Company, directly or indirectly participate in, contribute to, or engage in any media or public communications, including but not limited to press interviews, podcasts, webcasts, video clips, social media posts, blogs, articles, panels, conferences, or similar forums, in which the Company, its affiliates, officers, directors, employees, products, services, business practices, or operations are mentioned, referenced, discussed, or could reasonably be understood to be the subject of discussion.

(d)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding the foregoing, this Agreement does not limit the Executive’s ability to communicate with any securities regulatory agency or governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or governmental agency regarding possible legal violations.

9.    Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

10.    Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

11.    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

13.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.    Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)If to the Company, to:
TransDigm Group Incorporated
1350 Euclid Ave., Suite 1600
Cleveland, Ohio 44115
Attention: Corporate Secretary

with a copy to:
TransDigm Group Incorporated
1350 Euclid Ave., Suite 1600
Cleveland, Ohio 44115
Attention: Chair, Compensation Committee

(b)    If to the Executive, to him at the home address reflected in the Company’s records or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.

15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16.    Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with any written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under any option plan adopted or maintained by the Company for employees generally, and any management deferred compensation or similar plans of the Company, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Prior Employment Agreement and any plans and agreements referenced therein. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. From and after the date hereof, this Agreement shall supersede the Prior Employment Agreement, except for any rights or obligations which survive pursuant to Section 10 thereof.

17.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and authorized on behalf of the Company by the Compensation Committee. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

18.    No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

20.    Indemnification and Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term and for a reasonable period of time thereafter (which period shall not be less than five years) for the benefit of the Executive (in his capacity as a current or former officer and director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Executive with respect to all periods during the Term.

21.     Legal Expenses. The Company shall pay the Executive’s reasonable fees and costs incurred in connection with the preparation and negotiation of this Agreement.

22.     Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ W. Nicholas Howley
Name:	W. Nicholas Howley
Title:	Chairman

By:	/s/ Kevin Stein
Name:	Kevin Stein

By:	/s/ Sarah Wynne
Name:	Sarah Wynne
Title:	Chief Financial Officer

EXECUTIVE

/s/ Michael Lisman
Michael Lisman